Exhibit 10.2

March 13, 2020

Jeffrey D. Smith

6804 Executive Court

Midland, Texas 79707

Dear Jeff:

This letter memorializes the understanding between you and ProPetro Holding Corp. (the “Company”) regarding your role and responsibilities at the Company beginning March 13, 2020 (the “Effective Date”). As you are aware, you will, as of the Effective Date, transition from serving as the Company’s Chief Administrative Officer to serving as a Special Advisor to the Chief Executive Officer to work on projects as assigned by the Chief Executive Officer.

Following the Effective Date, your annualized base salary shall remain unchanged from its current level. You will no longer (i) be eligible to earn an annual cash bonus under the Amended and Restated ProPetro Holding Corp. Executive Incentive Bonus Plan for the 2020 fiscal year or any future years or (ii) be granted new awards under the ProPetro Holding Corp. 2017 Incentive Award Plan (the “Incentive Plan”). For the avoidance of doubt, the restricted stock units and performance share units granted to you pursuant to the Incentive Plan on February 11, 2020 will continue to vest or be forfeited in accordance with the terms of the applicable award agreements and the Incentive Plan.

As you know, you and the Company are parties to that certain Employment Agreement, entered into as of April 17, 2013 (as amended, the “Employment Agreement”) and that certain letter agreement amending the Employment Agreement dated October 4, 2019 (the “Letter Agreement”). This letter shall be deemed to terminate your Employment Agreement as amended by the Letter Agreement, as of the Effective Date, with the exception of the restrictive covenants set forth in Section 6 of the Employment Agreement which shall continue in full force and effect. In signing below, you hereby explicitly consent to the changes described in this letter, and in return for your continued employment as described above, you hereby waive any and all current or future rights you may have to terminate your employment with the Company or its Affiliates (as defined in the Employment Agreement) for “Good Reason” (or similar or related definitions, each as defined in the Employment Agreement) as a result of these changes and any future changes (including any right to receive any payments or benefits pursuant to the Employment Agreement or any other plan, program, or agreement sponsored or maintained by the Company or any of its Affiliates (collectively, the “Company Plans”) as a result of these changes). As of the Effective Date, your employment will be at-will.

The exercise period applicable to your stock options granted under the Stock Option Plan of ProPetro Holding Corp. (the “Option Plan”) that are outstanding and vested but unexercised as of the date of your “Termination of Employment” (as defined in the Option Plan) (the “Extended Options”) will be extended so that, so long as your Termination of Employment is not a termination by the Company for Cause (as defined below), the Extended Options shall not be forfeited or cancelled upon the ninety-first (91st) day following the date of your Termination of Employment as provided in the applicable award agreements but, instead, shall remain outstanding and exercisable until the one-year anniversary of your Termination of Employment; provided, however, that the exercise period shall not be extended beyond the full original exercise period enumerated in the applicable award agreement. For purposes of this letter and all outstanding awards under the Equity Plans (as defined below), “Cause” shall mean (i) your willful failure to substantially perform the duties set forth herein; (ii) your willful failure to carry out, or comply with, in any material respect any lawful directive of the board of directors of the Company (the “Board”); (iii) your commission at any time of any act or omission that results in, or may reasonably be expected to result in, a conviction, plea of no contest, plea of nolo contendere, or imposition or unadjudicated probation for any felony or crime involving moral turpitude; (iv) your unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the your duties and responsibilities hereunder; (v) your commission at any time of any act of fraud, embezzlement, misappropriation, misconduct, conversion of assets of the Company, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof); or (vi) your material breach of any agreement between you and the Company (including, without limitation, any breach of the restrictive covenants of any such agreement); and which, in the case of clauses (i), (ii) and (vi), continues beyond thirty (30) days after the Company has provided you written notice of such failure or breach (to the extent that, in the reasonable judgment of the Board, such failure or breach can be cured by you). Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.

Further, you shall be entitled to exercise the stock options granted under the Incentive Plan and the Option Plan (collectively, the “Equity Plans”) that are outstanding but unexercised as of the Effective Date (together, the “Outstanding Options”) within the time periods described in the applicable award agreements and the Equity Plans, as modified by the preceding paragraph, if applicable, as a “cashless exercise” such that you are not required to deliver any cash to exercise the Outstanding Options but the number of shares of the Company’s common stock, par value $0.001 (“Stock”), delivered by the Company to you upon exercise shall be reduced by the fair market value of the exercise price of the Outstanding Options and associated taxes.

In exchange for the extension of the Extended Options and the ability to exercise the Outstanding Options using a cashless exercise, you agree to following noncompete and nonsolicitation restrictions that are in addition to any such restrictions described in your Employment Agreement and the Incentive Plan and the restricted stock unit, performance share unit and stock option award agreements thereunder:

•	You hereby agree that you shall not at any time during the Additional Noncompetition Restricted Period (as defined below), directly or indirectly engage in, have any interest in (including without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any person (whether on your own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant, or in any other capacity) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity, within any of the states or territories within the United States or any other country, territory or state in which the Company or any of its subsidiaries operate, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company or any entity owned by the Company, or (ii) which the Company of any of its Affiliates has taken active steps to engage in or acquire, but only if you directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services in connection with, such business or activity (whether on your own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business. The “Additional Noncompetition Restricted Period” shall mean the period from the first (1st) anniversary of the date of your Termination of Employment through the fifth (5th) anniversary of the date of your Termination of Employment.

•	You agree that you shall not at any time during the Additional Nonsolicitation Restricted Period (as defined below), directly or indirectly, either for yourself or on behalf of any other person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company to terminate its employment or arrangement with the Company, or otherwise change its relationship with the Company, or (ii) hire, or cause to be hired, any person who was employed by the Company at any time during the twelve (12)-month period immediately prior to the date of your Termination of Employment or who thereafter becomes employed by the Company. The “Additional Nonsolicitation Restricted Period” shall mean the period from the third (3rd) anniversary of the date of your Termination of Employment through the fifth (5th) anniversary of the date of your Termination of Employment.

Notwithstanding the foregoing, you acknowledge and agree that if you fail to comply with your ongoing obligations to the Company, including those in Section 6 of the Employment Agreement and the noncompetition and solicitation obligations set forth above, then (i) any unexercised Outstanding Options shall immediately be forfeited and cancelled upon notice from the Company and may not be exercised at any point and (ii) you shall pay to the Company the fair market value of any Stock acquired through the exercise of the Outstanding Options.

You further acknowledge that nothing in this letter shall be construed in any way to limit the right of the Company to terminate your employment, with or without Cause, or, except as provided above, for you to terminate your employment with the Company, with or without Good Reason, nor shall this letter limit the rights of the stockholders of the Company under the Company’s bylaws.

To the fullest extent permitted by applicable law, your (i) rights to indemnification under the Company’s organizational documents and the Indemnification Agreement between the Company and you and (ii) rights to coverage under the Company's directors and officers insurance policy shall continue in accordance with their terms and not be impacted by the execution of this Agreement.

Please indicate your agreement with the foregoing by signing and dating below and returning an executed copy of this letter to me.

[Signature Page to Follow]

PROPETRO HOLDING CORP.

By:	/s/ Phillip A. Gobe
Name: Phillip A. Gobe
Title: Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Jeffrey D. Smith
Jeffrey D. Smith
Date:	March 13, 2020

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